                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A


                             Amendment No. 1 to the
                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



        Date of Report (Date of earliest event reported): August 5, 1998

                             ENDOSONICS CORPORATION
             (Exact name of Registrant as specified in its charter)


          DELAWARE                                0-19880                         68-0028500
(State or other jurisdiction of           (Commission File Number)            (I.R.S. Employer
 incorporation or organization)                                               Identification No.)



                                2870 KILGORE ROAD
                        RANCHO CORDOVA, CALIFORNIA 95670
               (Address of principal executive offices) (Zip code)


                                 (916) 638-8008
              (Registrant's telephone number, including area code)


          (Former name or former address, if changed since last report)


                                 AMENDMENT NO.1

The undersigned Registrant hereby amends Item 7 of its Current Report on Form 8-K dated August 5, 1998, and files such amended Item 7 herewith.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

     (a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

          The financial statements required by this item are attached to this amended report.

     (b)  PRO FORMA FINANCIAL INFORMATION.

          The pro forma financial information required by this item are attached to this amended report.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Navius Corporation:

We have audited the accompanying balance sheets of Navius Corporation as of June 30, 1997 and 1996, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Navius Corporation as of June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


July 25, 1997                      /s/ KPMG Peat Marwick LLP

                               NAVIUS CORPORATION

                                 Balance Sheets

                             June 30, 1997 and 1996

                         ASSETS (NOTE 4)                                        1997                 1996
                                                                             -----------         -----------
Current assets:
  Cash and cash equivalents (note 3)                                         $   201,243         $   192,716
  Accounts receivable (note 3)                                                    10,399              20,956
  Income tax receivable                                                               --              82,563
  Inventory                                                                      117,192              17,677
  Prepaid expenses and other current assets                                       39,924              10,882
                                                                             -----------         -----------

               Total current assets                                              368,758             324,794
                                                                             -----------         -----------

Property and equipment:
  Machinery and equipment                                                        406,473             272,240
  Furniture and fixtures                                                          55,431              37,169
                                                                             -----------         -----------

                                                                                 461,904             309,409
  Less accumulated depreciation and amortization                                (243,375)           (201,231)
                                                                             -----------         -----------

               Net property and equipment                                        218,529             108,178

Other assets                                                                      12,252              11,385
                                                                             -----------         -----------

               Total assets                                                  $   599,539         $   444,357
                                                                             ===========         ===========

         LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Accounts payable                                                           $   132,832         $    44,614
  Accrued expenses                                                                65,442              22,000
  Deferred contract revenue (note 7)                                           1,053,333             320,000
  Line of credit from bank (note 3)                                                   --             135,000
  Note payable to shareholder (note 9)                                           122,000             122,000
  Current portion of long-term debt (note 4)                                      24,083              56,250
                                                                             -----------         -----------

               Total current liabilities                                       1,397,690             699,864

Long-term debt, net of current portion (note 4)                                   66,350              75,521
                                                                             -----------         -----------

               Total liabilities                                               1,464,040             775,385
                                                                             -----------         -----------

Shareholders' equity (deficit) (notes 6, 9 and 10):
  Series A convertible preferred stock, no par value,
    1,000,000 shares authorized, issued and outstanding                           11,111              11,111
  Series B convertible preferred stock, no par value,
    210,526 shares authorized, none issued or outstanding                             --                  --
  Series C convertible preferred stock, no par value,
    700,000 shares authorized, 520,273 issued and outstanding in 1997          1,277,100                  --
  Non-designated convertible preferred stock, no par value,
    3,089,474 shares authorized, none issued and outstanding                          --                  --
  Common stock, no par value, 10,000,000 shares authorized,
    1,650,000 shares issued and outstanding in 1997 and 1996                      49,889              49,889
  Subscription receivable (note 9)                                               (36,000)            (36,000)
  Accumulated deficit                                                         (2,166,601)           (356,028)
                                                                             -----------         -----------

               Total shareholders' deficit                                      (864,501)           (331,028)
                                                                             -----------         -----------

Commitments and contingencies (notes 8 and 10)

               Total liabilities and shareholders' equity (deficit)          $   599,539         $   444,357
                                                                             ===========         ===========


See accompanying notes to financial statements.

                               NAVIUS CORPORATION

                            Statements of Operations

                   For the years ended June 30, 1997 and 1996


                                                  1997                1996
                                               -----------         -----------
Revenue:
  Sales revenue                                $    76,538         $   313,920
  Contract revenue (note 7)                      1,056,937                  --
                                               -----------         -----------

               Total revenue                     1,133,475             313,920
                                               -----------         -----------

Costs and operating expenses:
  Cost of goods sold                                64,838              65,305
  Research and development                       1,834,579             521,313
  General and administrative                     1,062,484             342,175
                                               -----------         -----------

               Total operating expenses          2,961,901             928,793
                                               -----------         -----------

               Loss from operations             (1,828,426)           (614,873)

Other income:
  Royalty                                               --              73,000
  Other                                             18,653              55,544
                                               -----------         -----------

Loss before income taxes                        (1,809,773)           (486,329)

Income tax expense (benefit) (note 5)                  800             (85,583)
                                               -----------         -----------

               Net loss                        $(1,810,573)        $  (400,746)
                                               ===========         ===========
Basic earnings per share                       $     (1.10)        $      (.32)
                                               ===========         ===========
Weighted average shares used to compute
 basic earnings per share                        1,650,000           1,270,000
                                               ===========         ===========



See accompanying notes to financial statements.

                               NAVIUS CORPORATION

                  Statements of Shareholders' Equity (Deficit)

                   For the years ended June 30, 1997 and 1996



                                                 SERIES A                         SERIES C
                                              PREFERRED STOCK                  PREFERRED STOCK                  COMMON STOCK
                                        ---------------------------     ---------------------------     ---------------------------
                                           SHARES          AMOUNT         SHARES           AMOUNT          SHARES          AMOUNT
                                        -----------     -----------     -----------     -----------     -----------     -----------
Balance as of June 30, 1995                      --     $        --              --     $        --           2,500     $    25,000
Reorganization (note 6)                   1,000,000          11,111              --              --       1,247,500         (11,111)
Issuance of common stock (note 9)                --              --              --              --         400,000          36,000
Net loss                                         --              --              --              --              --              --
                                        -----------     -----------     -----------     -----------     -----------     -----------

Balance as of June 30, 1996               1,000,000          11,111              --              --       1,650,000          49,889

Issuance of preferred stock (note 6)             --              --         520,273       1,277,100              --              --
Net loss                                         --              --              --              --              --              --
                                        -----------     -----------     -----------     -----------     -----------     -----------

Balance as of June 30, 1997               1,000,000     $    11,111         520,273     $ 1,277,100       1,650,000     $    49,889
                                        ===========     ===========     ===========     ===========     ===========     ===========


                                                                 RETAINED         TOTAL
                                                                 EARNINGS      SHAREHOLDERS'
                                              SUBSCRIPTION     (ACCUMULATED       EQUITY
                                               RECEIVABLE        DEFICIT)       (DEFICIT)
                                              -----------      -----------     -------------
Balance as of June 30, 1995                   $        --      $    44,718      $    69,718
Reorganization (note 6)                                --               --               --
Issuance of common stock (note 9)                 (36,000)              --               --
Net loss                                               --         (400,746)        (400,746)
                                              -----------      -----------      -----------

Balance as of June 30, 1996                       (36,000)        (356,028)        (331,028)

Issuance of preferred stock (note 6)                   --               --        1,277,100
Net loss                                               --       (1,810,573)      (1,810,573)
                                              -----------      -----------      -----------

Balance as of June 30, 1997                   $   (36,000)     $(2,166,601)     $  (864,501)
                                              ===========      ===========      ===========



See accompanying notes to financial statements.

                               NAVIUS CORPORATION

                            Statements of Cash Flows

                   For the years ended June 30, 1997 and 1996

                                                                       1997             1996
                                                                    -----------      -----------
Cash flows from operating activities:
  Net loss                                                          $(1,810,573)     $  (400,746)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation                                                       42,144           34,057
      Changes in assets and liabilities:
        Decrease in accounts receivable                                  10,557           52,992
        (Increase) decrease in income tax receivable                     82,563          (82,563)
        Increase in inventory                                           (99,515)         (15,050)
        Increase in prepaid expenses, other current assets
         and other assets                                               (29,909)          (4,779)
        Increase in accounts payable                                     88,218           18,069
        Increase (decrease) in accrued expenses                          43,442          (70,461)
        Increase in deferred contract revenue                           733,333          320,000
                                                                    -----------      -----------

               Net cash used in operating activities                   (939,740)        (148,481)
                                                                    -----------      -----------

Cash flows from investing activities - purchase of property and
  equipment                                                            (134,151)         (40,403)
                                                                    -----------      -----------

Cash flows from financing activities:
  Borrowings (payments) on line of credit                              (135,000)         135,000
  Borrowings (payments) on long-term debt                               (59,682)          81,771
  Issuance of note payable to shareholder                                    --          122,000
  Issuance of preferred stock, net of issuance costs                  1,277,100               --
                                                                    -----------      -----------

               Net cash provided by financing activities              1,082,418          338,771
                                                                    -----------      -----------

Net increase in cash and cash equivalents                                 8,527          149,887

Cash and cash equivalents at beginning of year                          192,716           42,829
                                                                    -----------      -----------

Cash and cash equivalents at end of year                            $   201,243      $   192,716
                                                                    ===========      ===========

Supplemental disclosure of cash flow information:
 Cash paid during the year for:
    Interest                                                        $    30,653      $    19,341
    Income taxes                                                    $       800      $    78,651

Supplemental disclosure of noncash transactions:
  Acquisition of equipment through capital lease totaling
    $18,344 during the year ended June 30, 1997 (note 8)
  Issued 400,000 shares of common stock for a subscription receivable of $36,000 during the year ended June 30, 1996
    (note 9)



See accompanying notes to financial statements.

                               NAVIUS CORPORATION

                          Notes to Financial Statements

                             June 30, 1997 and 1996


(1)   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      BUSINESS ACTIVITY

      Navius Corporation (the "Company") is a product development firm in the medical device field, specializing in angioplasty catheters, stents and radiation catheters used in the treatment of coronary artery disease. The Company was incorporated in the state of California in August 1990, and is currently headquartered in San Diego.

      The Company began as a contract engineering firm, designing, developing, and producing percutaneous transluminal coronary angioplasty (PTCA) catheters. Its initial project was the design of a balloon catheter for a European company for the European market. Navius subsequently designed and produced three successful balloon catheters for that European company. The Company designed and developed other cardiovascular interventional products for a number of U.S. and international companies during the years 1992-1994.

      In 1995, Navius made the strategic decision to develop proprietary products for the interventional cardiology market beginning with a family of PTCA catheters. The Company followed this initiative with the development and patenting of a coronary stent possessing the dual advantages of a thin construction and exceptional radial strength due to its stainless steel construction and its patented mechanical racheting lockout system. The Company is currently developing with the Cleveland Clinic Foundation, a radiation delivery system for the treatment and prevention of restenosis in coronary arteries. The radiation system includes a specially designed radiation catheter, a new radiation source and an integrated backloading system.

      CASH EQUIVALENTS

      For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

      INVENTORY

      Inventory is stated at the lower of weighted-average cost or market.

      PROPERTY AND EQUIPMENT

      Property and equipment are stated at cost. Depreciation is recorded using either the straight-line or an accelerated depreciation method based on the estimated useful lives of the assets, generally five to seven years.

      Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

      CONTRACT REVENUE

      Contract research revenue is recognized at the time research and development activities are performed under the terms of the contracts. Contract payments received in excess of amounts earned are recorded as deferred contract revenue. Revenue from milestone payments is recognized when the events stipulated in the contract have been achieved.

      RESEARCH AND DEVELOPMENT COSTS

      Research and development costs, including costs associated with the filing of patents and licenses, are expensed in the period incurred.

      INCOME TAXES

      Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      STOCK OPTION PLAN

      Prior to January 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

      USE OF ESTIMATES

      The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

(2)   FAIR VALUE OF FINANCIAL INSTRUMENTS

      Statement of Financial Accounting Standards No. 107, Disclosures About Fair Value of Financial Instruments, requires that fair values be disclosed for the Company's financial instruments. The carrying amount of cash and cash equivalents, accounts receivable, income tax receivable, accounts payable, accrued expenses, line of credit from bank, and notes payable are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the long-term debt is a reasonable estimate of fair value as the loan bears interest based on market rates currently available for debt with similar terms.

(3)   LINE OF CREDIT FROM BANK

      In June 1996, the Company entered into a $135,000 line of credit agreement with a bank. Amounts borrowed under the credit facility were due on demand and bear interest at the bank's prime rate plus 2% (10.25% at June 30, 1996). Amounts were secured by the Company's cash accounts with the lender and the Company's accounts receivable. The Company's majority shareholder personally guaranteed repayment. The credit agreement expired and was paid in full in November 1996.

(4)   LONG-TERM DEBT

      At June 30, 1997 and 1996, long-term debt consists of two promissory notes payable to a bank and a note payable to a vendor for the phone system as follows:

                                                             1997           1996
                                                          ---------      ---------
          Note payable to bank dated June 9, 1992 due
            June 15, 1997. Interest at bank's prime
            rate plus 1.25% (9.75% and 9.5% at June
            30, 1997 and 1996, respectively). Paid in
            full at June 30, 1997                         $      --      $  25,000


          Note payable to bank dated October 24, 1995
            due October 15, 1999. Interest at bank's
            prime rate plus 2% (10.5% and 10.25% at
            June 30, 1997 and 1996, respectively)            75,520        106,771

          Obligations under capital leases dated
            September 23, 1996 due September 23, 1999
            with interest at 10.7%, secured by
            telephone system (note 8)                        14,913             --

                                                          ---------      ---------

                                                             90,433        131,771
          Less current portion                              (24,083)       (56,250)
                                                          ---------      ---------

          Long-term debt, net of current portion          $  66,350      $  75,521
                                                          =========      =========

      Each of the notes payable to banks is secured by all of the Company's assets, and repayment is personally guaranteed by the Company's majority shareholder.

      Maturities of long-term debt, are as follows:

            FISCAL YEAR ENDING JUNE 30,
          --------------------------------

                    1998                                           $24,083
                    1999                                            26,792
                    2000                                            23,936
                    2001                                            15,622
                                                                   -------

                   Total                                           $90,433
                                                                   =======

(5)   INCOME TAXES

      The income tax expense (benefit) for the year ended June 30, 1996 consists of the following:

                                                                1997         1996
                                                              --------     --------
          Current:
            Federal                                           $     --     $(82,563)
            State                                                  800           --
                                                              --------     --------

                     Total current tax expense (benefit)           800      (82,563)
                                                              --------     --------

          Deferred:
            Federal                                                 --       (2,504)
            State                                                   --         (516)
                                                              --------     --------

                     Total deferred tax expense (benefit)           --       (3,020)
                                                              --------     --------

                     Total income tax expense (benefit)       $    800     $(85,583)
                                                              ========     ========

      The Company has net operating loss carryforwards for federal and state purposes of approximately $2,048,000 and $1,443,597, respectively, at June 30, 1997. Federal net operating loss carryforwards begin to expire in 2010, and state operating loss carryforwards begin to expire in 2000. The Company has deferred tax assets of approximately $988,000 and $174,000 as of June 30, 1997 and 1996, respectively, primarily from net operating loss carryforwards. A valuation allowance has been established for the deferred tax assets for each year due to uncertainty of recoverability by the Company.

(6)   SHAREHOLDERS' EQUITY (DEFICIT)

      During fiscal year 1996, the Company reorganized its capital structure by increasing the number of authorized common stock shares from 10,000 to 5,000,000 and changing the par value to zero. In addition, there were 5,000,000 shares of preferred stock authorized, with a zero par value, 1,000,000 of which were designated as Series A Convertible Preferred Stock. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder, into one share of common stock. In June 1996, the Company effected a stock split, in which each of the outstanding shares of common stock was converted into a combination of common stock and Series A Convertible Preferred Stock. All share amounts have been restated to reflect the stock split.

      On October 17, 1996, the Company amended and restated its articles of incorporation increasing the number of authorized shares of common stock to 10,000,000 and designating 210,526 shares of preferred stock to Series B Convertible Preferred Stock and 700,000 shares of preferred stock to Series C Convertible Preferred Stock.

      On October 25, 1996, the Company sold 496,926 shares of Series C Convertible Preferred Stock for $1,277,100. In addition, a non-cash commission of 23,347 shares was granted in Series C Convertible Preferred Stock to an individual for raising the funds. These shares are convertible at the option of the holders into shares of common stock at 1:1 conversion rate subject to anti-dilution privileges if additional shares of common stock are issued at a price less than the original purchase price of the Series C Convertible Preferred Stock ($2.57 per share). In addition, the shares of Series C Convertible Preferred Stock will automatically convert into common stock upon the closing of a public offering of common stock of the Company of not less than $10,000,000. The Series C Convertible Preferred Stock shareholders shall be entitled to receive noncumulative dividends at 8% of the original purchase price per annum when and if declared by the Board of Directors. The Series C Convertible Preferred Stock will also participate pro rata on dividends paid on common stock. The holders of the Series C Convertible Preferred Stock shall have the right to nominate a member of the Company's Board of Directors. The Company has entered into a development agreement with the holders of Series C Convertible Preferred Stock (Note 7).

      Options to purchase 1,350,000 shares of common stock were authorized under the Company's stock option plans in accordance with Sections 25102(f) and 25102(o) of the Internal Revenue Code. A total of 1,042,000 net shares (1,162,000 gross less 120,000 canceled) were granted in the current year by the Company at an exercise price of $0.09 - $0.26 per share vesting over four years, of which 141,250 were vested at June 30, 1997. None were granted prior to fiscal year 1997. Had the Company recorded compensation cost based on the fair value at the date of grant for these under SFAS No. 123, the effect would not have been material to the Company's net loss for 1996 and 1995.

      The Company has also authorized options to purchase 850,000 shares of common stock in accordance with Section 25152(d) of the Internal Revenue Code. No options had been granted under this plan as of June 30, 1997 and 1996.

(7)   CONTRACT REVENUE

      On July 31, 1996, the Company entered into a development agreement, whereby the Company is to design and develop prototype versions of a rapid exchange PTCA catheter and develop custom equipment required for pilot production. Under the terms of the agreement, the Company is to earn a total of $1,250,000 in milestone payments from the customer subject to the achievement of certain milestones. The Company received $562,500 in initial deposits and milestone payments during the fiscal year ended June 30, 1997, of which approximately $460,000 was recorded as contract revenue. The agreement provides for all Japanese rights in the work product to reside with the customer, with the Company retaining the worldwide rights, excluding Japan.

      On September 10, 1996, the Company entered into an agreement to develop and produce custom equipment for the manufacture and testing of an over-the-wire PTCA catheter. Under the terms of the agreement, the Company shall earn a total of $800,000 over the project development term. Of this total, $320,000 was received and recorded as a deposit as of June 30, 1996 and an additional $213,300 was received during the fiscal year ended June 30, 1997. The Company recognized approximately $530,000 in contract revenue for the fiscal year ended June 30, 1997 in conjunction with this agreement.

      On March 10, 1997, the Company entered into a master distributor agreement, whereby it is to develop a new PTCA catheter and grant certain rights for distribution of this product in Japan. Under the terms of the agreement, the Company received a distribution fee of $1,000,000 during the fiscal year ended June 30, 1997 of which the Company recorded approximately $50,000 in contract revenue for the fiscal year ended June 30, 1997. The Company is to earn an additional $1,500,000 in milestone payments from the customer subject to the achievement of certain milestones. The cash already received from this agreement is being recognized over 60 months, the initial term of the agreement, as costs are incurred. The contracted party is a shareholder of Series D Convertible Preferred Stock (Note 10).

      An additional distribution agreement was entered into June 28, 1997, whereby Navius granted distribution rights in Japan for a period of five years for its existing PTCA catheter, stent and radiation catheter according to a pricing schedule set forth in the agreement.

(8)   LEASE COMMITMENTS

      During fiscal 1997, the Company entered into a capital lease for a phone system that expires in September 1999. At June 30, 1997, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows:


           Machinery and equipment                                   $ 18,344
           Less accumulated amortization                               (3,431)
                                                                     --------

                                                                     $ 14,913
                                                                     ========

      Amortization of assets held under capital leases is included with depreciation expense.

      The Company also has several noncancelable operating leases, primarily for office space. The leases expire on November 1, 1997 and August 31, 1998. Under the terms of the operating leases, the Company is required to pay all taxes, insurance and maintenance. Rental expense under the leases was $131,942 and $64,414 in 1997 and 1996, respectively.

      Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of June 30, 1997 are:

                                                         CAPITAL         OPERATING
           YEAR ENDING JUNE 30,                          LEASES           LEASES
      --------------------------------                  --------         --------
      1998                                              $  7,536         $120,972
      1999                                                 7,536           19,348
      2000                                                 1,884               --
                                                        --------         --------

      Total minimum lease payments                        16,956         $140,320
                                                                         ========

      Less amount representing interest (at 12%)          (2,043)
                                                        --------

      Obligations under capital lease (note 4)          $ 14,913
                                                        ========


(9)   RELATED PARTY TRANSACTIONS

      On various dates, the Company was advanced funds totaling $122,000 from the majority shareholder in exchange for notes payable. The notes are unsecured and are payable on demand. Interest accrues on the notes at 10.25%.

      On June 12, 1996, the Company issued 400,000 shares of common stock to an officer of the Company in exchange for a $36,000 unsecured non-interest bearing note receivable.

(10)  SUBSEQUENT EVENTS

      On July 18, 1997, the Company sold 350,000 shares of Series D Convertible Preferred Stock for $2,800,000. In addition, a non-cash commission of 17,500 shares was granted to an individual for raising the funds. These shares are convertible, at the option of the holders, into shares of common stock at a 1:1 conversion rate subject to anti-dilution privileges if additional shares of common stock are issued at a price less than the original purchase price of the Series D Convertible Preferred shares ($8.00 per share). In addition, the shares of Series D Convertible Preferred Stock will automatically convert into common stock upon the closing of a public offering of common stock of the Company of not less than $10,000,000. The Series D Convertible Preferred Stock shareholders shall be entitled to receive noncumulative dividends at 8% of the original purchase price per annum when and if declared by the Board of Directors. The Series D Convertible Preferred Stock will also participate pro rata on dividends paid on common stock. The holders of the Series D Convertible Preferred Stock shall have the right to nominate a member of the Company's Board of Directors.

      The Company had previously entered into a distribution agreement with the purchaser of Series D Convertible Preferred Stock (Note 7).

      In July 1997, the Company paid in full the notes payable to shareholder and note payable to bank dated October 24, 1995.

                               NAVIUS CORPORATION
                             CONDENSED BALANCE SHEET


                                 March 31, 1998

                                   (Unaudited)
                                 (in thousands)



ASSETS
Current assets:
  Cash and cash equivalents                                             $ 1,827
  Accounts receivable, net of allowances                                     60
  Inventories                                                               106
  Other current assets                                                       51
                                                                        -------
Total current assets                                                      2,044
Property, plant, and equipment, net                                         420
Deferred income taxes                                                         3
Other non-current assets                                                      9
                                                                        -------
                                                                        $ 2,476
                                                                        =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable, current portion                                        $     7
  Accounts payable                                                          137
  Other accrued expenses                                                    159
  Deferred revenue, current portion                                         200
                                                                        -------
Total current liabilities                                                   503
Note payable, less current portion                                            7
Deferred revenue, less current portion                                      616

STOCKHOLDERS' EQUITY
  Common stock                                                               70
  Preferred stock                                                         4,088
  Subscription receivable                                                   (36)
  Accumulated deficit                                                    (2,772)
                                                                        -------
Total stockholders' equity                                                1,350
                                                                        -------
                                                                        $ 2,476
                                                                        =======



See accompanying notes.

                               NAVIUS CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS

                                   (Unaudited)
               (in thousands, except share and per share amounts)



                                                          NINE MONTHS ENDED
                                                               MARCH 31,
                                                      1998                1997
                                                   -------------------------------
REVENUES:
  Product sales                                    $     2,730         $       616
                                                   -------------------------------
      Total revenues                                     2,730                 616

COSTS AND EXPENSES:
  Costs of goods sold                                      364                 105
  Research and development                               1,753               1,097
  General and administrative                             1,291                 729
                                                   -------------------------------
      Total costs and expenses                           3,408               1,931
                                                   -------------------------------
Loss from operations                                      (678)             (1,315)

Interest income                                             72                   9
                                                   -------------------------------
Net loss                                           $      (606)        $    (1,306)
                                                   ===============================
Basic net loss per share                           $     (0.35)        $     (0.79)
                                                   ===============================
Shares used in the calculation of basic net
  loss per share                                     1,713,649           1,650,000
                                                   ===============================



See accompanying notes.

                               NAVIUS CORPORATION
                        CONDENSED STATEMENT OF CASH FLOWS

                                   (Unaudited)
                                 (in thousands)


                                                                  NINE MONTHS ENDED
                                                                     MARCH 31,
                                                               1998            1997
                                                              -------         -------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net loss                                                   $  (606)        $(1,306)
    Adjustments to reconcile net loss to net cash used
      in operating activities:
        Depreciation                                               50              30
        Net changes in:
        Operating assets                                          (50)            (63)
        Operating liabilities                                    (139)            948
                                                              -----------------------
Net cash used in operating activities                            (745)           (391)

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment                            (251)           (111)

CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on note payable to shareholder                        (122)             --
  Payments on long-term debt                                      (76)           (101)
  Issuance of common stock                                         20              --
  Issuance of preferred stock, net of issuance costs            2,800           1,277
                                                              -----------------------
Net cash provided by financing activities                       2,622           1,176
                                                              -----------------------

Net increase in cash and cash equivalents                       1,626             674

Cash and cash equivalents, beginning of period                    201             193
                                                              -----------------------

Cash and cash equivalents, end of period                      $ 1,827         $   867
                                                              =======================

Supplemental disclosure of cash flow information:
  Noncash investing activities:
    Increase in capital lease obligations                     $     4         $    13
  Noncash financing activities:
    Issuance of preferred stock for finders fee                   140              60
  Cash paid for:
    Interest                                                        2              15
    Income taxes                                                    2               1



See accompanying notes.

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying interim financial statements are unaudited. In the opinion of management of Navius Corporation ("Navius" or the "Company"), the accompanying condensed financial statements reflect all adjustments necessary, consisting only of normal recurring adjustments, to present fairly the Company's consolidated financial position at March 31, 1998 and the consolidated results of its operations and cash flows for the nine month periods ended March 31, 1998 and 1997. Results for the interim periods are not necessarily indicative of results to be expected for the entire fiscal year. These financial statements should be read in conjunction with the Company's audited financial statements for the year ended June 30, 1997, included in this Form 8-K.

2. INVENTORIES

Inventories are stated at the lower of weighted-average cost or market.

3. SALE OF PREFERRED STOCK

On July 18, 1997, the Company sold 350,000 shares of Series D Convertible Preferred Stock for $2,800. In addition, a non-cash commission of 17,500 shares was granted to an individual for raising the funds. These shares are convertible, at the option of the holders, into shares of common stock at a 1:1 conversion rate subject to anti-dilution privileges if additional shares of common stock are issued at a price less than the original purchase price of the Series D Convertible Preferred shares ($8.00 per share). In addition, the shares of Series D Convertible Preferred Stock will automatically convert into common stock upon the closing of a public offering of common stock of the Company of not less than $10,000. The Series D Convertible Preferred Stock stockholders shall be entitled to receive noncumulative dividends at 8% of the original purchase price per annum when and if declared by the Board of Directors. The Series D Convertible Preferred Stock will also participate pro-rata on dividends paid on common stock. The holders of the Series D Convertible Preferred Stock shall have the right to nominate a member of the Company's Board of Directors.

4. LONG-TERM DEBT

In July 1997, the Company paid in full the notes payable to stockholders and note payable to bank dated October 24, 1995.

5. COMPUTATION OF NET LOSS PER SHARE

Net loss per share is computed using the weighted average number of shares of common stock outstanding. Common equivalent shares from stock options and convertible preferred stock are excluded from the computation of net loss per share because their effect is antidilutive.

At March 31, 1998 the Company had outstanding options to purchase 1,015,125 shares of common stock (with exercise prices ranging from ($0.09 to $0.50). If exercised, these options could potentially dilute basic earnings per share in future periods.

6. SALE OF THE COMPANY

On August 5, 1998 the Company sold all of its outstanding shares to EndoSonics Corporation ("EndoSonics") in a transaction valued at approximately $19,000 in cash and EndoSonics common stock, plus royalties on future product sales.

                             ENDOSONICS CORPORATION
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


The following unaudited pro forma combined condensed financial statements give effect to the merger of EndoSonics Corporation ("EndoSonics") and Navius Corporation ("Navius") pursuant to the Agreement and Plan of Reorganization (the "Merger"). The unaudited pro forma combined condensed balance sheet gives effect to the Merger as if it occurred on June 30, 1998. The unaudited pro forma combined condensed statement of operations gives effect to the Merger as if it occurred on January 1, 1997.

The pro forma combined condensed financial statements are based on the historical financial statements of EndoSonics and Navius, giving effect to the Merger applying the purchase method of accounting and the assumptions and adjustments as discussed in the accompanying notes to the pro forma combined condensed financial statements. The pro forma combined condensed financial statements for the year ended December 31, 1997 have been prepared by EndoSonics management based upon the audited consolidated financial statements of EndoSonics for the year then ended and the unaudited financial statements of Navius for the year then ended. The pro forma combined condensed financial statements as of and for the six months ended June 30, 1998 have been prepared by EndoSonics management based upon the unaudited consolidated financial statements of EndoSonics and the unaudited financial statements of Navius as of June 30, 1998 and for the six months then ended.

The Merger will be accounted for using the purchase method of accounting. The unaudited pro forma combined condensed financial statements have been prepared on the basis of assumptions described in the notes thereto and include assumptions relating to the allocation of the consideration paid for the assets and liabilities of Navius based on preliminary estimates of their fair value. The actual allocation of such consideration may differ materially from that reflected in the unaudited pro forma combined condensed financial statements after independent valuations and other procedures are completed following the closing of the Merger. In the opinion of EndoSonics, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made based on the proposed terms and structure of the Merger.

The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Merger had been consummated on January 1, 1997 or June 30, 1998, respectively, nor is it necessarily indicative of future operating results or financial position.

These pro forma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and the related notes thereto of EndoSonics and Navius incorporated by reference and included herein, respectively.

                             ENDOSONICS CORPORATION
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                                  BALANCE SHEET

                                  June 30, 1998
                                 (in thousands)


                                                                                             Pro Forma
                                                                                             Combined
                                                                           Pro Forma         Reflecting
                                             EndoSonics       Navius      Adjustments          Merger
                                             ----------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                  $  10,172      $   1,466      $  (7,391) (A)    $   4,247
  Short-term investments                        14,404             --             --            14,404
  Accounts receivable, net of allowances        10,183            201             --            10,384
  Inventories                                    5,991            185             --             6,176
  Other current assets                           1,006             29           (350) (D)          685
                                             ---------------------------------------------------------
Total current assets                            41,756          1,881         (7,741)           35,896
Property and equipment, net                      3,505            443             --             3,948
Developed technology                                --             --          5,937  (A)        5,937
Other intangible assets                          6,688             --            283  (A)        6,971
Investments                                      7,516             --             --             7,516
Other assets                                        --             13             --                13
                                             ---------------------------------------------------------
                                             $  59,465      $   2,337      $  (1,521)        $  60,281
                                             =========================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Notes payable, current portion             $      --      $     357      $    (350) (D)    $      (7)
  Accounts payable                               6,043            174             --             6,217
  Other accrued expenses                         5,029            309            727  (C)        6,065
                                             ---------------------------------------------------------
Total current liabilities                       11,072            840            377            12,289
Note payable, less current portion                  --              5             --                 5
Deferred revenue, less current portion              --            554             --               554

STOCKHOLDERS' EQUITY
  Common stock                                      16             74            (73) (A)           17
  Additional paid-in-capital                   157,666             --          9,499  (A)      167,165
  Preferred stock                                   --          4,088         (4,088) (A)           --
  Subscription receivable                           --            (36)            36  (A)
  Accumulated deficit                         (108,336)        (3,188)       (10,460) (B)     (118,796)
                                                                               3,188  (A)
  Unrealized gain on available for sale
    securities                                   2,399             --             --             2,399
  Foreign currency translation                     (84)            --             --               (84)
  Treasury stock                                (3,268)            --             --            (3,268)
                                             ---------------------------------------------------------
Total stockholders' equity                      48,393            938         (1,898)           47,433
                                             ---------------------------------------------------------
                                             $  59,465      $   2,337      $  (1,521)        $  60,281
                                             =========================================================

(A) Reflects the allocation of the purchase price, based on estimated fair values, to the historical Navius balance sheet. The adjustment includes approximately $6.0 million of purchased developed technology and approximately $0.3 million of other intangible assets. The adjustment also reflects the elimination of the Navius stockholders' equity accounts. The adjustment to cash gives effect to the $1.58 per share to be paid to Navius stockholders. The increase in common stock and additional paid-in-capital reflects the value of the shares to be issued by EndoSonics to Navius stockholders.

(B) Reflects the one-time write-off of purchased in-process research and development identified in the purchase price allocation. This adjustment has not been included in the pro forma combined condensed statement of operations pursuant to Regulation S-X, due to its non-recurring nature.

(C) Reflects estimated costs attributable to the transaction for EndoSonics ($0.7 million).

(D) Reflects the elimination of intercompany advances.

See accompanying notes to unaudited pro forma condensed combined financial statements.

                             ENDOSONICS CORPORATION
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS

                         Six Months Ended June 30, 1998
                    (in thousands, except per share amounts)


                                                                                                                   Pro Forma
                                                                                                                   Combined
                                                                                             Pro Forma            Reflecting
                                                         EndoSonics          Navius         Adjustments             Merger
                                                        ---------------------------------------------------------------------
REVENUES                                                $     19,116      $      1,062      $         --         $     20,178

COSTS AND EXPENSES:
  Cost of sales                                                9,533               229                --                9,762
  Research, development and clinical                           3,596             1,197                --                4,793
  Selling, general and administrative                          6,697               750                --                7,447
  Amortization of intangibles                                    534                --               377  (A)             911
                                                        ---------------------------------------------------------------------
      Total costs and expenses                                20,360             2,176               377               22,913
                                                        ---------------------------------------------------------------------
Loss from operations                                          (1,244)           (1,114)             (377)              (2,735)

Equity in net loss of CardioVascular Dynamics, Inc.             (158)               --                --                 (158)

OTHER INCOME:
  Interest income                                                590                42              (243) (B)             389
  Gain on sale of CardioVascular Dynamics, Inc                   739                --                --                  739
                                                        ---------------------------------------------------------------------
      Total other income                                       1,329                42              (243)               1,128
                                                        ---------------------------------------------------------------------
Net loss                                                $        (73)     $     (1,072)     $       (620)        $     (1,765)
                                                        =====================================================================
Basic net loss per share                                $      (0.01)     $      (0.62)                          $      (0.10)
                                                        ==============================                           ============
Shares used in the calculation of basic
  net loss per share                                      16,006,263         1,743,341                             17,111,312
                                                        ==============================                           ============

(A) Reflects the amortization of developed technology and other intangible assets identified in the purchase price allocation.

(B) Reflects decreased interest income as a result of cash paid to complete the merger transaction.

See accompanying notes to unaudited pro forma condensed combined financial statements.

                             ENDOSONICS CORPORATION
                     UNAUDITED PRO FORMA COMBINED CONDENSED
                             STATEMENT OF OPERATIONS

                          Year Ended December 31, 1997
                    (in thousands, except per share amounts)


                                                                                                          Pro Forma
                                                                                                          Combined
                                                                                     Pro Forma           Reflecting
                                                EndoSonics          Navius          Adjustments            Merger
                                               ---------------------------------------------------------------------
REVENUES:
  Product sales                                $     33,141      $      1,248      $         --         $     34,389
  Contract revenue                                      856                --                --                  856
                                               ---------------------------------------------------------------------
      Total revenues                                 33,997             1,248                --               35,245

COSTS AND EXPENSES:
  Cost of sales                                      17,962               210                --               18,172
  Acquired in-process research,
    development, and clinical                        43,000                --                --               43,000
  Other research, development and clinical            6,309             1,516                --                7,825
  Selling, general and administrative                11,908             1,135                --               13,043
  Restructuring                                       4,956                --                --                4,956
  Amortization of intangibles                           475                --               754  (A)           1,229
                                               ---------------------------------------------------------------------
      Total costs and expenses                       84,610             2,861               754               88,225
                                               ---------------------------------------------------------------------
Loss from operations                                (50,613)           (1,613)             (754)             (52,980)

Equity in net loss of CardioVascular                 (2,358)               --                --               (2,358)
  Dynamics, Inc.

OTHER INCOME:
  Interest income                                     1,881                17              (485) (B)           1,413
  Gain realized on equity investments of
    CardioVascular Dynamics, Inc.                     4,021                --                --                4,021
                                               ---------------------------------------------------------------------
      Total other income                              5,902                17              (485)               5,434
                                               ---------------------------------------------------------------------
Net loss before provision for income taxes          (47,069)           (1,596)           (1,239)             (49,904)
Provisions for income taxes                             175                 1                --                  176
                                               ---------------------------------------------------------------------
Net loss                                       $    (47,244)     $     (1,597)     $     (1,239)        $    (50,080)
                                               =====================================================================
Basic net loss per share                       $      (3.22)     $      (0.95)                          $      (3.18)
                                               ==============================                           ============
Shares used in the calculation of basic
  net loss per share                             14,669,975         1,675,178                             15,775,024
                                               ==============================                           ============

(A) Reflects the amortization of developed technology and other intangible assets identified in the purchase price allocation.

(B) Reflects decreased interest income as a result of cash paid to complete the merger transaction.

See accompanying notes to unaudited pro forma condensed combined financial statements.

NOTE 1

The unaudited pro forma combined condensed balance sheet of EndoSonics and Navius has been prepared as if the Merger, which is being accounted for as a purchase, was completed as of June 30, 1998. Based on an average of closing prices per share of EndoSonics common stock just prior to and after July 23, 1998 (the agreement and announcement date of the merger) such balance sheet reflects the conversion of Navius common and preferred stock outstanding as of June 30, 1998 (3,649,398 shares) into: (i) approximately 1,105,000 shares of EndoSonics Common Stock, (ii) payment of $7,391,000 in cash and (iii) royalties on future products sales pursuant to the Merger Agreement. Certain options outstanding at June 30, 1998 to purchase approximately 1,044,000 shares of Navius common stock will be assumed by EndoSonics pursuant to the Merger and converted into options to purchase approximately 394,000 shares of EndoSonics Common Stock. The aggregate purchase price to be allocated to the acquired assets and technology is estimated to be approximately $19 million, including estimated transaction costs incurred by EndoSonics of approximately $0.7 million, which include financial advisory, legal and accounting fees.

The aggregate purchase price to be allocated to the acquired assets and technology consisted of the following (rounded and in thousands):

        Cash                                                             $ 7,400
        EndoSonics common stock                                            9,500
        Liabilities assumed                                                1,400
        Estimated transaction costs                                          700
                                                                         -------
                                                                         $19,000
                                                                         =======

Based upon a preliminary independent valuation of assets and technology acquired, EndoSonics has allocated the purchase price as follows as of June 30, 1998 (rounded and in thousands):

        Tangible assets acquired                                         $ 2,300
        In-process research and development                               10,400
        Developed technology                                               6,000
        Other intangibles                                                    300
                                                                         -------
                                                                         $19,000
                                                                         =======

The allocation of the Navius purchase price is preliminary and is based on management's estimate of the fair value of the assets and technology acquired, and is subject to change based on the final results of an independent valuation which the Company expects to receive during the fourth quarter of 1998. The final allocation of the purchase price could be materially different from the current estimate.

The technological feasibility of the acquired in-process research and development has not been established and had no alternative future uses. Pursuant to Regulation S-X, the in-process research and development has been written-off against the combined accumulated deficit and has not been reflected in the pro forma combined condensed statement of operations. The developed technology will be amortized over the estimated useful lives of the related products of 9 years. The other intangibles will be amortized over useful lives ranging from 3 to 9 years.

NOTE 2

The unaudited pro forma combined condensed statements of operations of EndoSonics and Navius have been prepared as if the Merger was completed as of January 1, 1997, and reflects the amortization of developed technology and other intangibles for the year ended December 31, 1997 and the six months ended June 30, 1998. In addition, interest income has been reduced as a result of the assumed payment of cash to effect the Merger on January 1, 1997.

NOTE 3

The shares used in computing the unaudited pro forma combined net loss per share for the year ended December 31, 1997 and the six months ended June 30, 1998 are based upon the historical weighted average common shares outstanding adjusted to reflect the issuance, as of January 1, 1997, of approximately 1,105,000 shares of EndoSonics Common Stock as described in Note 1. Options to purchase approximately 1,044,000 shares of Navius common stock will be assumed by EndoSonics pursuant to the Merger and converted into options to purchase approximately 394,000 shares of EndoSonics common stock. The EndoSonics common stock issuable upon exercise of these stock options has been excluded as the effect would be anti-dilutive.

        (c)    Exhibits.

               2.1*   Agreement and Plan of Reorganization dated as of July 23, 1998 among the Company, Navius and Merger Sub.

               20.1*  Press Release dated July 23, 1998 announcing the execution of the
                      Agreement and Plan of Reorganization.

               23     Consent of independent public accountants

* Incorporated by reference from exhibit with the same number to the Registrant's Current Report on Form 8-K, dated August 5, 1998.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             ENDOSONICS CORPORATION



Date:  October 19, 1998                      By:   /s/ Richard L. Fischer
                                                   -----------------------------
                                                   Richard L. Fischer
                                                   Vice President, Finance and
                                                      Chief Financial Officer

                                INDEX TO EXHIBITS


                                                                                     SEQUENTIALLY
EXHIBIT                                                                                NUMBERED
NUMBER         DESCRIPTION                                                               PAGE
------         -----------                                                           ------------
  2.1*         Agreement and Plan of Reorganization dated as of July 23, 1998 among the Company, Navius and Merger Sub.

  20.1* Press Release dated July 23, 1998 announcing the execution of the Agreement and Plan of Reorganization.

  23            Consent of independent public accountants


* Incorporated by reference from exhibit with the same number to the Registrant's Current Report on Form 8-K, dated August 5, 1998.